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                                                                   EXHIBIT 10.42

                              HARVEY COMICS, INC.
                             100 Wilshire Boulevard
                                   Suite 1460
                         Santa Monica, California 90401
                                  310/451-3377

May 6, 1996 as of
April 15, 1996



VIA FACSIMILE AND U. S. MAIL
- ----------------------------


Jon Vein
Senior Vice President
Film Roman
12020 Chandler Boulevard
Suite 200
North Hollywood, California 91607

Re:  "Richie Rich"

Dear Jon,

This letter will confirm the agreement between Film Roman and Harvey Comics, Inc. ("Harvey") regarding the production of 13 animated episodes featuring "Richie Rich" (the "Series"), on the terms and conditions set out below:

1. Harvey Services:

Harvey will provide Film Roman with its existing design package in black and white and in color on Richie Rich, including characters, props, location and effects design, for Film Roman's reference, along with "signature" sound effects, if any. Harvey will be responsible for supplying a minimum of 2 six minute animated shorts from its classic film library for inclusion in each twenty-two minute, forty-four second episode, which includes the main title ("Harvey Elements").

2.   Film Roman Services:

a) Film Roman will produce and be responsible for providing script, storyboard, voice recording, layout, animation, music and post production services, to produce the following on the Series ("Film Roman Elements"):

     (i) 13 newly animated Richie Rich programs, each of between 6 and 7 minutes duration;

     (ii)      13 thirty to forty-five second newly animated
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               interstitials based on Richie Rich:

     (iii) one Richie Rich opening title sequence, of approximately 60 seconds duration, including a title song;

b) Film Roman will be responsible for assembling the Harvey Elements and the Film Roman Elements into 13 twenty-two minute, forty-four second episodes which will include a title sequence with end credits.

c) Film Roman will deliver, according to Schedule A attached hereto, a set of 1 inch Masters to Claster Television and a set of Digital Beta Cam Masters to Harvey at the respective addresses listed below:

     Dana Feldman
     Claster Television
     9630 Deereco Road
     Timonium, Maryland 21093

     Jennifer Pritchard
     The Harvey Entertainment Company
     100 Wilshire Boulevard
     Suite 1460
     Santa Monica, California 90401

3.   Harvey Approvals:

     Harvey has the right of approval over all of the elements involved in the production of the Series including, but not limited to: character depiction, premise, script, storyboard, principal character voices and theme song. Approval will be deemed given in each case in the absence of Film Roman's receipt of comments from Harvey within 36 hours of each submission. Approvals will be exercised reasonably.

4.   Payment to Film Roman:

     Payment shall be made according to the approved budget and cash flow as shown on Exhibit B, attached hereto, at the beginning of each month.

     Film Roman warrants and represents they will spend according to the mutually approved budget. Any overages shall be the responsibility of Film Roman unless approved by Harvey.

5.   Copyright:

     The Programs will be produced by Film Roman on a work for hire basis. Harvey will own the copyright in the Programs, and will apply for registration in the U.S. Copyright Office. A notice in substantially the following form will be included in the end credits of each Program:

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     (C)  1996 Harvey Comics, Inc., A Harvey Entertainment Company.  All rights reserved.

6.   Work for Hire:

     All materials supplied by Harvey to Film Roman are and shall remain the property of Harvey. All services rendered by Film Roman shall be considered a "work-made-for-hire" under the United States Copyright Act of 1976 as a work specially ordered or commissioned for use as part of a contribution to the collective work, with Harvey being the sole author, provided, however, to the extent that such work or results and proceeds hereof is not deemed a work-made-for-hire under any jurisdiction, Film Roman irrevocably assigns, transfer and conveys any such works and results and proceeds, including any of Film Roman rights, to Harvey throughout the world in any and all media and markets now known or hereafter devised, in perpetuity. Film Roman further specifically waives any moral rights or similar rights, if any, that Film Roman may have. All right, title and ownership in the Series including, without limitation, all distribution rights therein, belong to Harvey and all copyrights shall be in Harvey's name. Film Roman agrees to follow the directions of Harvey in securing any copyright protection which shall include the placement of any copyright notice, as Harvey may direct. Film Roman shall have no rights whatsoever in the Series, or in any of the Episodes thereof, or in any of the production elements and/or Materials or in any other materials or services relating to or arising from the production of the Series. Film Roman will undertake prudent precautions to assure that said results and proceeds shall be protected from unauthorized taking or copying. Any materials which are sent to Film Roman or created by it shall be used only for the purposes allowed hereunder. Film Roman shall return all cells, backgrounds and other such elements requested by Harvey.

     Any materials or the results of the services of Film Roman not returned by Film Roman to Harvey shall be stored by Film Roman, at Harvey's expense, until written instructions are received from Harvey to either destroy same or ship same to Harvey, at Harvey's expense. If destruction is requested, Film Roman shall furnish Harvey with an affidavit of destruction thereof.

7.   Credits:

     Opening credits - The Harvey Entertainment Company presents "Richie Rich"

     The end credits of each Program will include the following single card credits:

     Jeffrey A. Montgomery - Executive Producer - First Position
     Phil Roman - Executive Producer

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     Gregory M. Yulish - Executive in Charge of Production
     Jennifer Pritchard - Director of Production
     Sid Jacobson - Story Editor
     *Harvey Corporate Animated Logo

     "Film Roman Production" and animated logo. In addition, customary credits will be included for Film Roman's personnel, subject to Harvey's approval not to be unreasonably withheld.

8.   Special Provisions:

a) While employed by Film Roman Gary Conrad shall be engaged, through post production, in producing capacities of the Series in the event Mr. Conrad is no longer employed by Film Roman, then Harvey shall have approval rights over the new producer, not to be unreasonably withheld. Film Roman will produce substantially all the storyboards in Los Angeles.

b) It is of the essence of this agreement that the Film Roman produced material shall be of at least the quality and cel count level of the Baby Huey shorts produced by MCA in 1995. A VHS copy of the Baby Huey shorts is included as Exhibit C.

c) Film Roman will be entitled to receive fifteen (15) full cel set-ups and ten (10) reproductions for non-commercial use at the conclusion of production of the Series.

9.   Insurance:

     Harvey will obtain an acceptable errors and omissions insurance policy in respect of the Programs, with limits of at least $1,000,000 per occurrence and $2,000,000 in the aggregate, and a deductible of no more than $10,000. The policy will name Film Roman as an additional insured.

10.  Further Productions:

     During the term of this agreement, and for 1 year following delivery of the Series, if Film Roman performs all material services hereunder, should Harvey wish to have a third party produce further animated productions based on the Series for syndicated, network or cable television, Film Roman will have the right of First Negotiation/First Refusal for ten (10) business days.

11.  Warranties and Representations-Indemnification:

     a) Harvey warrants and represents that Harvey is free to enter into and fully perform this agreement, that the Property is original, that Harvey has acquired all rights in and to the Property free of encumbrances; that the Property will not violate or infringe any trademark, tradename, copyright, agreement, patent, property right, right of privacy, right of publicity, moral right or any

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          other right whatsoever, and is not slanderous or libelous of any person or entity; and that Harvey assumes responsibility for continuing residual payments, in respect of SAG performers engaged by Film Roman.

     b) Film Roman warrants and represents that Film Roman is free to enter into and fully perform this agreement; that except with respect to the Property, as to which Film Roman makes no representation or warranty, the Program and all elements thereof provided by Film Roman will be original, or in the public domain, or Film Roman will acquire the necessary rights to allow the exploitation of the Program as provided in this agreement, that the Program will not violate or infringe any tradename, copyright, agreement, patent, property right, right of privacy, right of publicity, moral right or any other right whatsoever, and will not be slanderous or libelous of any person or entity.

     c) Either party ("Indemnitor") will indemnify and hold harmless the other ("Indemnitee"), any licensee of the Indemnitee and the officers, directors employees and agents of the foregoing from and against any and all claims, damages, liabilities, costs and expenses, including reasonable legal fees arising out of breach of the Indemnitor's representations, warranties or obligations hereunder.

12.  Relationship of the Parties:

     Nothing contained herein will be deemed to create any association, partnership or joint venture between Film Roman and Harvey.

13.  Audit Rights:

     Harvey has the right to audit Film Roman's books regarding the production costs of the Series for a period of one (1) month following delivery of the Series. Such must be exercised in a manner consistent with generally accepted accounting principles upon ten (10) business days written prior notice to Film Roman of a prospective audit which shall take place at Film Roman's offices during regular business hours. Film Roman agrees to provide Harvey with monthly cost runs detailing costs and expenses incurred to date and expected cost of completion.

14.  Arbitration:

     In the event of any dispute arising out of or in connection with this agreement, the parties hereby agree to submit such disputes to binding arbitration in accordance with the rules of the International Chamber of Commerce. A panel of three (3) arbitrators shall conduct the arbitration. Such

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     arbitrators shall be appointed in accordance with the rules of the place of arbitration which shall be in the city of the party against whom the arbitration is brought. The governing law shall be the laws of the State of California of the United States of America.

15. If Film Roman becomes subject to the bankruptcy or similar debtor protection laws of and country or if any secured creditor forecloses upon any liens or similar security interest affecting its ability to produce hereunder or if an injunction and/or judgment is issued ordering Film Roman to stop production of the Series, Harvey may, in addition to such other rights or remedies which it may have at law or otherwise under this Agreement, terminate this Agreement in its entirety and thereafter, shall be relieved of any obligations to Film Roman hereunder. Film Roman acknowledges that its services rendered and the Film Roman Elements to be provided hereunder are of a character which gives them a peculiar value, for the loss of which Harvey may not be reasonably or adequately compensated in damages, and a breach by Film Roman of the provisions of the Agreement may cause Harvey irreparable injury and damage. Film Roman therefore expressly agrees that Harvey shall be entitled to seek injunctive and other equitable relief to prevent a breach of this Agreement or any part hereof by Film Roman and to seek to secure its enforcement. Resort to such equitable relief, however, shall not be construed to be a waiver of any other rights or remedies which Harvey may have for damages or otherwise. it is expressly understood and agreed that in the event it is ultimately determined by a court that Harvey has committed a material breach of this Agreement, the damage, if any, caused Film Roman thereby would not be irreparable or otherwise sufficient to entitle Film Roman to injunctive other equitable relief. Film Roman hereby acknowledges that its rights and remedies in any such event shall be strictly limited to the right, if any, to recover damages in an action at law, and Film Roman shall not have either the right to rescind this Agreement or any of Harvey's rights hereunder, or to enjoin any broadcast or exploitation of any Series episode, or other dramatic version, based thereon or adapted therefrom.

16. The parties acknowledge that Harvey is under strict time requirements and Harvey is entering into this Agreement with the understanding that Film Roman can perform its obligations hereunder in a timely fashion. Accordingly, time is of the essence of this Agreement.

17.  Long Form Agreement:

     The parties to this Agreement may enter into a Long Form Agreement incorporating the terms set forth in this agreement and adding other standard terms and conditions customary in work for hire animation agreements in the entertainment

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     industry.  Notwithstanding the parties' intention to create and execute a
     Long Form Agreement, upon the execution of this Agreement by both parties hereto, this Agreement shall immediately be in full force and effect, and shall be fully binding on and enforceable by both parties to this Agreement.

Please confirm your agreement to the foregoing by signing where indicated below.

Sincerely,
HARVEY COMICS. INC.

Agreed to and Accepted this  6  day of  May 1996.
                            ---         ---------

HARVEY COMICS, INC.


By:  /s/ Authorized Signatory
     -------------------------------


FILM ROMAN


By:  /s/ Philip Roman
     -------------------------------


By:
     -------------------------------
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                                   Schedule A


On the dates specified, Film Roman will deliver each Program and Promo on D2:

Program No.              Date of Shipment

Opening Title        September 6, 1996
1.   Episode One     September 6, 1996
2.   " Two           September 13, 1996
3.   " Three         September 27, 1996
4.   " Four          October 4, 1996
5.   " Five          October 11, 1996
6.   " Six           October 18, 1996
7.   " Seven         October 25, 1996
8.   " Eight         November 1, 1996
9.   " Nine          November 8, 1996
10.  " Ten           November 15, 1996
11.  " Eleven        November 22, 1996
12.  " Twelve        November 29, 1996
13.  " Thirteen      December 6, 1996


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